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| FORM 3 |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                         Washington, D.C. 20549

                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                                      SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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
1. Name and Address of Reporting    2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
   Person*                             Requiring                 Ourpet's Company Opco
                                       Statement
                                       (Month/Day/Year)

 Tasker   Andrew     H                 08/03/02
-------------------------
 (Last)  (First)  (Middle)

23230 CHAGRIN BLVD
SUITE 850
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     (Street)                       3. I.R.S Identification   5. Relationship of Reporting Person          6. If Amendment,
                                       Number of                 (s) to Issuer                                Date of
                                       Reporting Person,         (Check all applicable)                       Original
                                       if an Entity              [X] Director        ___ 10% Owner            (Month/Day/Year)
                                       (Voluntary)

Beachwood    OH       44122                                      ___ Officer (give   ___ Other
---------------------------            ###-##-####                    title below)       (specify
 (City)    (State)    (Zip)                                                              below)            7. Individual or
                                                                                                              Joint/Group Filing
                                                                 ---------------------------------            (Check Applicable
                                                                                                              Line)
                                                                                                              [X] Form Filed by One
                                                                                                                  Reporting Person

                                                                                                              ___ Form filed by More
                                                                                                                  than One Reporting
                                                                                                                  Person
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                                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                2. Amount of Securities   3. Ownership Form: Direct                    4. Nature of Indirect
   (Instr. 4)                          Beneficially Owned        (D) or Indirect (I)                          Beneficial
                                       (Instr. 4)                (Instr. 5)                                   Ownership
                                                                                                              (Instr. 5)
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      NONE
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

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Form 3                                                                 Page 6 of

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        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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 1. Title of                   2. Date Exer-    3. Title and Amount of              4. Conver-      5. Ownership   6. Nature of In-
    Derivative                    cisable and      Securities Underlying               sion or         Form of        direct Bene-
    Security                      Expiration       Derivative Security                 Exercise        Derivative     ficial
    (Instr. 4)                    Date             (Instr. 4)                          Price of        Securities:    Ownership
                                  (Month/Day/                                          Deri-           Direct         (Instr. 5)
                                  Year)                                                vative          (D) or
                              ----------------------------------------------------     Security        Indirect
                               Date      Expira-         Title          Amount or                      (I)
                               Exer-     tion                           Number of                      (Instr. 5)
                               cisable   Date                           Shares
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
NONE
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

                              /s/ Andrew H Tasker              August 12, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

    * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.